EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of Vitesse Semiconductor Corporation dated June 7, 2000 and to the incorporation by reference therein of our report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Orologic Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) dated January 14, 2000, with respect to the financial statements of Orologic, Inc. included in Vitesse Semiconductor Corporation's Current Report on Form 8-K dated March 31, 2000, as amended on May 25, 2000 and on June 7, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Raleigh, North Carolina
June 5, 2000